UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 4, 2008
Date of Report (Date of earliest event reported)

EXPLORATION DRILLING INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50459	98-0396733
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Mendelstrasse 11, Technologiehof,
D-48149, Muenster, Germany
(Address of principal executive offices)		(Zip Code)

0049-2364-604428
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 3 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On July 8, 2008, Exploration Drilling International Inc. (the “Company”) completed a private placement to one investor of 714,285 units at a price of EUR 0.07 per unit for total proceeds of EUR 50,000. Each unit is comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of EUR 0.09 per share for a period ending two (2) years from the date of issuance of the Units. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933. The Company did not engage in a distribution of this offering in the United States. The investor represented that he was not a US person as defined in Regulation S and that he was not acquiring the units for the account or benefit of a US person.

The Company has agreed to issue 71,428 shares of its common stock (the “Commission Shares”) to a finder in connection with this private placement. The Commission Shares are being issued to the finder pursuant to the provisions of Regulation S on the basis that the finder is not a US person.

On July 4, 2008, the Company issued an aggregate of 3,500,000 units at a purchase price of $0.11 per unit. Each unit issued consisted of one share of the Company’s common stock and one share purchase warrant entitling the holder to purchase one additional share of the Company’s common stock at a price of $0.14 per share for a period of one year from the date of issuance. The units were issued pursuant to the provisions of Regulation S on the basis of representations made by the investors that they were not US persons and that they were not acquiring the units for the account or benefit of a US person.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPLORATION DRILLING INTERNATIONAL INC.

Date: July 10, 2008
	By:	/s/ John Boschert

JOHN BOSCHERT
Corporate Secretary